EXHIBIT 99.1

June 24, 2005

Mr. Hector R. Ortino
Chairman and Chief Executive Officer
FERRO Corporation
1000 Lakeside Avenue
Cleveland, OH 44114

Dear Hector,

This letter is to inform you of my decision to resign as director of FERRO Corporation.

Over the past three years my direct job responsibilities have increased significantly. As my primary job function has expanded substantially compared to when I joined FERRO as a director, I need to prioritize the demands on my time commitments.

As a result of this, I will no longer be able to serve as a director on the FERRO Board.

Regards,

/s/ Padmasree Warrior

Padmasree Warrior

Cc:	Ms. Mary Ann Jorgensen
Squire, Sanders & Dempsey, LLP
4900 Key Tower
127 Public Square
Cleveland, OH 44114